Exhibit 99.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of June 23, 2025 by and among Containers Shareholders Trinity Ltd., a Liberian corporation, Friends Investment Company Inc., a Marshall Islands corporation, Eurobulk Marine Holdings Inc., a Liberian corporation, and Family United Navigation Co., a Marshall Islands corporation (each, a “Seller” and collectively, the “Sellers”); and Marla Investments Inc., a Marshall Islands corporation (the “Purchaser”). The Sellers and the Purchaser may be referred to herein as the “Parties” and each of them separately as a “Party.”

WHEREAS, the Sellers own, collectively, approximately -57.3% of Euroholdings Ltd, a Marshall Islands corporation (the “Company”), and the Sellers are currently the holders of an aggregate of 1,614,879 shares of common stock, $0.01 par value per share (the class of such shares is “Common Shares” and the Common Shares being sold hereunder, the “Sold Assets”);

WHEREAS, the Purchaser proposes to purchase, and the Sellers propose to sell all of their interest and rights in an aggregate of 1,437,697 Common Shares currently held by the Sellers;

WHEREAS, the Company owns all of the issued and outstanding shares of (i) Joanna Maritime Ltd, a Liberian corporation (“JML”), which owns the containership vessel Joanna; and (ii) Jonathan John Shipping Ltd, a Marshall Islands corporation (together with JML, the “Vessel-Owning Subsidiaries”), which owns the containership vessel Aegean Express (together with the Joanna, collectively, the “Vessels”) and (iii) Diamantis Shipowners Ltd, a Liberian corporation (“DSL”), that used to be the owner of the container ship Diamantis P; and

WHEREAS, on March 17, 2025 the Company was spun off by Euroseas Ltd. (“Euroseas”) pursuant to the terms and conditions of a Contribution and Conveyance Agreement dated January 8, 2025, whereby prior to the Effective Date, (a) Euroseas declared accumulated dividends for each of the subsidiaries of the Company for all of the net earnings thereof up to and including January 1, 2025 00.00 GMT (the “Effective Date”), and (b) as of the Effective Date but not before, all rights and obligations of the Vessel Owning Subsidiaries and DSL (either under any charter parties, or any agreements or otherwise) were transferred, assigned and novated to the favor of the Company and its subsidiaries; all such rights and obligations prior to the Effective Date remain with Euroseas and its subsidiaries who will also remain responsible for all claims, obligations, expenses, losses, liabilities or damages incurred, if any, prior to the Effective Date or arising for causes existing or having occurred prior to the Effective Date (the “Excluded Obligations/Liabilities”), whether or not such Excluded Obligations/Liabilities were known at the Effective Date.

NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, the Parties agree as follows:

1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, upon execution hereof, each Seller shall sell, assign, transfer, convey, and deliver to the Purchaser, the Common Shares listed on Schedule A hereto and any and all rights in the Sold Assets to which Seller is entitled, and by doing so, each Seller shall be deemed to have assigned all of his rights, title and interest in and to the Sold Assets to the Purchaser as of the Closing Date.

Such sale of the Sold Assets shall be evidenced by (i) book entry statements thereof or stock certificates, duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to the Company and Purchaser and the transfer agent of the Company and/or (ii) transfer(s) directly from one or more brokerage accounts held by one or more Sellers to one or more brokerage accounts specified by the Purchaser (and any relevant documents to effectuate such transfer), along with all necessary or requested opinions of counsel, indemnities, medallion guarantees and other documents to effectuate the transfer on the books and records of the transfer agent of the Company or directly with the relevant brokers (together, the “Closing Transfer Documents”).

2. Consideration. In consideration for the sale of the Sold Assets:

(a) The Purchaser shall pay or cause to be paid to each Seller (or to each Seller’s nominee), for each Common Share sold, a purchase price equal to (I) the sum of (x) $26,541,957 divided by the total number of shares outstanding of the Company, which result is multiplied by the number of Common Shares sold by the Sellers to the Purchaser hereunder and (y) $5 million minus (z) if the Company fixes one or more record dates for one or more dividends (or otherwise pays a dividend) at any time from May 31, 2025 until the Purchaser is the shareholder of record of the Sold Assets, the aggregate amount of the dividend(s) declared (or paid) on the Sold Assets, which x+y-z is then divided by (II) the number of Common Shares comprising the Sold Assets (the aggregate payment, the “Base Purchase Price”). The number of Sold Assets divided by the number of issued and outstanding Common Shares as of the Closing Date is the “Pro Rata Amount”.

(b) In addition to the Base Purchase Price, a further amount may be paid from or on behalf of the Purchaser to the Sellers on the basis the number of shares sold on the Closing Date as a percentage over the issued and outstanding shares of the Company as of the Closing Date (the “Contingent Payment”, and together with the Base Purchase Price, the “Purchase Price”). This consideration will be paid as an incremental payment contingent on the continued employment of either of the two Vessels beyond the agreed minimum employment periods used in the calculation of the Base Purchase Price, namely November 2, 2025 for Aegean Express and October 2, 2026 for Joanna (the “Minimum Employment Period”) and/or the sale of any of the two Vessels for further trading at a price that exceeds the scrap price of the relevant Vessel at the time of the pertinent sale plus the remaining charter value if any per the below. In case of continuing employment of any of the Vessels beyond the Minimum Employment Period this further payment will be calculated separately and independently for each Vessel for the pertinent additional calendar quarterly period (partial or full) exceeding the Minimum Employment Period based on the net operating income of either of said two Vessels (excluding depreciation expenses, if any) multiplied by the Pro Rata Amount. Said payment will be made from or on behalf of the Purchaser to the Sellers within 60 days from the end of any relevant quarterly period (partial or full) reduced for (1) any off-hire days during the Minimum Employment Period of either Vessel over and above the off-hire days assumed in the Base Purchase Price calculation (namely one off hire day per quarter/per Vessel) based on the daily rate of each Vessel not realized at the time of any off hire, (2) any negative operating income (that is not covered by insurance) during the relevant continued employment period of either Vessel since the last payment previously made under this Agreement, computed at the beginning of the relevant period and accruing cumulatively until the balancing thereof by the income of said Vessels, until their respective sale. No Contingent

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Payment is due or payable from the proceeds of any scrap or recycling of any Vessel, nor from any profit or income derived during the Minimum Employment Period. Examples of the calculation of the Contingent Payment are set forth on Schedule B and Schedule C hereto. In case of sale of any of the Vessels for further trading after the Minimum Employment Period, the difference of the sale price and the scrap price of the relevant Vessel at the time of the pertinent sale (multiplied by the Pro Rata Amount) shall be payable to the Sellers as a Contingent Payment hereunder at the time of consummation of said sale, In case of sale of any of the Vessels for further trading before the end of the Minimum Employment Period, the difference of the sale price of the relevant Vessel (ss) less the valuation of the relevant Vessel already included in the calculation of the Base Purchase price (vv) reduced by an amount equal to the hire contribution of said Vessel up to the day of the sale thereof as per the Base Purchase calculations (cc), which ss-(vv-cc) (multiplied by the Pro Rata Amount) shall be payable to the Sellers as a Contingent Payment hereunder at the time of consummation of said sale. The Contingent Payment may not be negative.

(c) For the avoidance of doubt the Base Purchase Price cannot be reduced under any circumstances.

3. Closing; Deliverables.

(a) Subject to the satisfaction of the conditions set forth in this Section 3 (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Sold Assets provided for in Section 1 (the “Closing”) shall take place on the date as mutually agreed by the Sellers and the Purchaser, virtually or at a location to be mutually agreed by the Sellers and the Purchaser; provided, however, that Closing shall occur, unless otherwise mutually agreed by the Sellers and the Purchaser, on the later to occur of (i) date of this Agreement and (ii) within three (3) business days (in New York) after all conditions contained in this Section 3 have occurred (except for any conditions that by their nature shall occur at the Closing). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

(b) The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfilment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(i) all representations and warranties of the Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(ii) the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(iii) if the Closing Date is not the date of this Agreement, the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and

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substance reasonably satisfactory to the Purchaser) executed by the Sellers certifying as to the fulfillment of the conditions specified in Sections 3(b)(i) and 3(b)(ii);

(iv) original Closing Transfer Documents (or equivalent instruments) transferring the Sold Assets to the Purchaser in the amounts set forth in Schedule A, shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

(v) no judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings (“Legal Proceeding”) shall have been instituted or threatened, or claim or demand made, against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (“Orders”) by any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any administration, agency, department, instrumentality or authority, including Nasdaq and any flag state, or any court or arbitrator (public or private) or any other similar dispute-resolving panel or body (“Governmental Body”) of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(vi) Eurobulk Ltd, a Liberian corporation (the “Manager”), shall have waived any termination right or additional two-year payment that may be applicable pursuant to clause 18 or 31 (or both) of the ship management agreement relating to each Vessel due to the execution of this Agreement and the consummation of the transactions contemplated hereby (including the sale of the Sold Assets to the Purchaser), in form and substance reasonably acceptable to the Purchaser;

(vii) the Company and the Manager shall have entered into an amendment to the master management agreement dated January 8, 2025 (the “MMA”) between such parties to reflect (i) that the “Subsidiaries” contained in such MMA shall be only the subsidiaries as of the date of the agreement, and no future subsidiaries or vessels of the Company or its Group shall be so included and (ii) that such MMA may be terminated by either party upon 90 days’ written notice; and (iii) that Eurochart S.A. is not required to be the exclusive agent in respect of chartering and purchase and sale transactions; For the avoidance of doubt even if the MMA is terminated the ship management agreements with the Manager for each of the Vessels will continue to be in force with a duration no longer linked with the duration of the MMA, until the sale of the relevant Vessel or until otherwise terminated pursuant to the other terms thereto;

(viii) written resignation of each of Aristides P. Pittas (a Class B director) and Dr. Anastasios Aslidis (a Class A director), as directors of the Company, resigning as of the date hereof;

(ix) resolutions of the board of directors of the Company, (i) appointing as of the date hereof two individuals to the satisfaction of the Purchaser to fill the vacancies caused by the resignations referenced in Section 3(b)(viii), one as a Class B director and

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one as a Class A director, and (ii) approving the transactions contemplated by this Agreement, specifically referencing that the Purchaser is an approved “Interested Shareholder” (as such term is used in the Company’s Amended and Restated Articles of Incorporation) and accordingly, the Purchaser and its Affiliates are not prohibited from entering into any “Business Combination” (as such term is used in the Company’s Amended and Restated Articles of Incorporation) with the Company in the future at any time without shareholder consent;

(x) a continuing directors and officers insurance policy covering the new directors of the Company after the Closing;

(xi) no Material Adverse Effect has occurred and is continuing.

“Material Adverse Effect” means any change, effect, development, condition, matter, event, fact, circumstance or occurrence that, individually or when considered in the aggregate with any other change, effect, development, condition, matter, event, fact, circumstance or occurrence, that has had or would reasonably be expected to have (1) a material adverse effect on the Company’s historical, near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company, (2) a material adverse effect on the financial, banking, capital markets or general economic conditions, (3) a material adverse effect on the market value of the Company’s assets, (4) negative changes in general economic, regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof, all of which can reasonably be expected to have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement; provided, however, that any event, circumstance, development, change, effect or condition arising from or relating to the following will not be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) general economic conditions negatively affecting the shipping industry as a whole; (ii) changes in U.S. generally accepted accounting principles after the date hereof; (iii) changes after the date hereof in any applicable Law; (iv) the negotiation, execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; and (v) any action taken by any customer or supplier resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement; provided further, that, in the case of each of clauses (i), (ii), and (iii), such change, event, occurrence, development or state of circumstances or facts does not have a materially disproportionate effect on the Company, taken as a whole, relative to other Persons of similar size in the industry in which the Company operates. Material Adverse Effect includes an action by a regulatory agency or governmental body affecting the Common Shares (including, without limitation, (1) the commencement of any regulatory investigation of which the Company is aware, the suspension of trading of the Common Shares by the Financial Industry Regulation Authority, the SEC, or Nasdaq to the extent that such suspension by Nasdaq is not related to alleged violation or non-conformity with Nasdaq Rule 5110 with respect to the transactions contemplated by this

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Agreement, the failure of the Common Shares to be DTC eligible or the placing of the Common Shares on the DTC “chill list” or (2) the engaging in any market manipulation or other unlawful or improper trading or other activity by any Seller or any Affiliate thereof), or the Company’s independent registered accountants resigning under circumstances where a disagreement exists between the Company and its independent registered accountants.

(xii) the Company shall have entered into and executed a registration rights agreement with the Purchaser, in form and substance reasonably acceptable to the Purchaser;

(xiii) the Company shall have furnished to the Purchaser an amendment to the Shareholders’ Rights Agreement (the “Rights’ Agreement”) dated May 13, 2025 between the Company and Equiniti Trust Company, LLC, as rights agent, in form and substance reasonably acceptable to the Purchaser providing that the Purchaser and its Affiliates shall be “Permitted Persons” as defined therein (and no other Person shall be a “Permitted Person”); “Person” means any individual, corporation, limited liability company, partnership, limited partnership, joint stock company, trust, association, Governmental Body, or other entity or organization;

(xiv) a certificate of goodstanding of the Company and each subsidiary of the Company, dated no earlier than 10 days prior to the Closing Date;

(xv) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(xvi) such other documents as the Purchaser shall reasonably request or as may be required under applicable law.

(c) The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfilment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

(i) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(ii) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iii) if the Closing Date is not the date of this Agreement, the Sellers shall have been furnished with a certificate (dated the Closing Date and in form and substance

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reasonably satisfactory to the Sellers) executed by the Purchaser certifying as to the fulfillment of the conditions specified in Sections 3(c)(i) and 3(c)(ii);

(iv) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(v) such other documents as the Sellers shall reasonably request or as may be required under applicable law.

4. Representations and Warranties of Sellers. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, each Seller, jointly and severally, represents and warrants and covenants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

4.1 Authority. Sellers have the right, power, authority, and capacity to execute and deliver this Agreement, consummate the transactions contemplated hereby, and perform his obligations under this Agreement. Subject to execution and delivery by the Purchaser, this Agreement constitutes the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2 Ownership; No Other Interests. Each of the Sellers is the sole record and beneficial owner of the Sold Assets as set forth in Schedule A, have good and marketable title to the Sold Assets, free and clear of all Liens, other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver the Sold Assets to Purchaser in accordance with this Agreement. Immediately after the sale of the Sold Assets, the Sellers and their Affiliates shall collectively own approximately 7.6% of the issued and outstanding Common Shares of the Company. “Liens” means any liens, pledges, hypothecations, encumbrances, hypothecations, mortgages, deeds of trust, security interests, charges, adverse claims, options, easements, servitudes, leases, rights of first refusal, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or any other restriction or limitation whatsoever. Upon the execution and delivery of this Agreement, Purchaser will receive good and marketable title to the Sold Assets, free and clear of all Liens, other than restrictions imposed pursuant to any applicable securities laws and regulations, and have been issued in compliance with all federal and state securities laws. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through trustees, owners of voting securities, by contract or otherwise.

4.3 Valid Issuance. The Sold Assets are duly authorized, validly issued, fully paid and non-assessable, and were not and will not be issued in violation of any preemptive or similar rights.

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4.4  No Conflict. Except for the immediate vesting of 35,760 shares of common stock of the Company as per the terms of the equity incentive plan of the Company, none of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, default or violation of, or give rise to a right of termination (or additional termination fees), cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Company and its subsidiaries (the “Group”) or any Seller under (i) the articles of incorporation and bylaws or other organizational documents of any member of the Group or any Seller; (ii) any instrument, contract, agreement or Permit to which any Seller or any member of the Group are party or by which any of their assets are bound, or to which the Sold Assets are subject; or (iii) any federal, state, local or foreign law (including common law), ordinance, judgment, decree, code, rule, order, statute, or regulation or other requirement and including any stock exchange rule (“Law”), or that of any other Governmental Body or authority, applicable to any Seller, any member of the Group or the Sold Assets.

4.5 No Consent. No consent, approval, notifications, waivers, authorization or order of, or any filing or declaration with any Governmental Body or any other Person is required for the consummation by the Sellers of any of the transactions on its part contemplated under this Agreement that has not already been obtained.

4.6 Organization and Good Standing. Each Group member is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands or the Republic of Liberia and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each Group member is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing does not have and would not reasonably be expected to have a Material Adverse Effect.

4.7 Capitalization. The authorized capital of the Company, as of the date of execution of this Agreement, consists of 120,000,000 registered shares, par value $0.01 per share, of which 100,000,000 are Common Shares and 20,000,000 are shares of preferred stock. There are currently 2,816,615 Common Shares issued and outstanding of the Company (which figure includes 35,760 Common Shares that may become vested pursuant to outstanding restricted stock grants). Other than the 35,760 Common Shares that may be vested pursuant to outstanding restricted stock grants referenced in the previous sentence, there are no options, warrants, convertible securities, stock grants, or other contracts to which the Company has agreed to issue securities or which are securities are issued but unvested. Except as disclosed in the previous sentence, no Person has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require any Group member to issue any shares in its capital or to convert any securities of any Group member or of any other entity into shares in the capital of a Group member. There are no outstanding securities or instruments of the Group that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Sellers or any Group member is or may become bound to redeem a security of the Group. No further approval or authorization of any stockholder,

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the board of directors of the Company or other Person is required for the issuance and sale of the Sold Assets. Each Vessel-Owning Subsidiary and Diamantis Shipowners Ltd is 100% owned by the Company. The issued and outstanding shares of each Vessel-Owning Subsidiary and Diamantis Shipowners Ltd are duly authorized, validly issued, fully paid and non-assessable. The Company owns no equity interests nor has any rights to acquire any equity interests in any entity other than the Vessel-Owning Subsidiaries and Diamantis Shipowners Ltd.

4.8 Filings. The Company has filed all reports and other materials (the “Reports”) required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) on a timely basis or has received a valid extension of such time of filing and has filed any such Reports prior to the expiration of any such extension. Where a Report has been untimely filed, neither the Sellers nor the Company has received any indication that the Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory authority intends to take the position that the Company is in breach of the Exchange Act despite such filing. In the event the Sellers and/or the Company receive any notification from the SEC or any other governmental or regulatory authority on any intention to claim the Company is in breach of the Exchange Act for any late filings, the Sellers and/or Company shall forthwith notify the Purchaser of the same.

4.9 Reports. As of their respective dates, the Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act, as applicable, and none of the Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not and has never been an entity subject to Rule 144(i) under the Securities Act.

4.10 Nasdaq. The Company’s common stock is listed on The Nasdaq Capital Market (“Nasdaq”). The Company is currently in compliance with all Nasdaq Listing Rules; provided that this representation and warranty does not include any reference to any alleged violation or non-conformity with Nasdaq Rule 5110 with respect to the transactions contemplated by this Agreement.

4.11 Anti-Dilution Rights. Other than as disclosed in Section 4.7 and the Rights’ Agreement, no Group member is a party to or bound by any agreement or understanding granting anti-dilution rights to any Person with respect to any of its equity or debt securities; no Person has a right to purchase or acquire or receive any equity or debt security of any member of the Group.

4.12 Litigation. Other than the Excluded Obligations/Liabilities, there are no actions, suits, proceedings, judgments, claims or investigations pending or threatened in writing by or against the Group or affecting the Group or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except for any proceeding to which Euroseas maintains control pursuant to that certain Contribution and Conveyance Agreement dated January 17, 2025.

To the knowledge of the Sellers after due and careful inquiry, (i) there is no default on the part of any member of the Group with respect to any judgment, order, writ, injunction, decree,

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award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default and (ii) there is no valid basis for any Person to bring a claim against any Group member in excess of $100,000 or that would adversely and materially affect the operations of the Group. There has not been, and to the knowledge of the Seller, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or executive officer of any Group member. In the event the Sellers and/or any Group member receives any notification and/or letters threatening to commence any actions, suits, proceedings, judgments, claims or investigations against the Group or affecting the Group or its properties, the Sellers shall no later than two business days, notify the Purchaser of the potential actions pending and/or threatened against the Group. The term “knowledge” and “known” (and similar phraseology or concepts, whether capitalized or not) means the knowledge, after reasonable due inquiry, of such Person and, in reference to any Group member (other than the Company) or the Sellers (other than a natural person), the officers, directors and shareholders of such Group member or such Sellers, and, with respect to the Company, the knowledge, after reasonable due inquiry, of the Chief Executive Officer and Chief Financial Officer.

4.13 Compliance with Laws; Permits.

(a) The Group is in compliance in all material respects with all Laws applicable to its business or operations. No member of the Group has received any written notice or been charged with the violation of any applicable Laws. To the knowledge of the Sellers, no member of the Group is under investigation with respect to the violation of any applicable Laws and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation.

(b) Each Group member has all necessary permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with (collectively, “Permits”), all competent Governmental Bodies that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such necessary permits, licenses, certificates of authority, orders and approvals are in full force and effect in accordance with their terms and, to the knowledge of the Sellers, no suspension or cancellation of any of them is threatened.

4.14 Environmental Matters. (i) Each member of the Group is, and has been, in material compliance with all applicable environmental Laws and (ii) there is no investigation, suit, claim, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting a member of the Group or any real property owned, operated or leased by a member of the Group relating to or arising under applicable environmental Laws, and, to the knowledge of the Company, no member of the Group has received any notice of or entered into or assumed by contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under applicable environmental Laws.

4.15 Tax Returns. The Group has filed all applicable state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each such income tax return (if and to the extent required to be filed) reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. In addition, to the knowledge

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of the Sellers, all such tax returns, if any, are correct and complete in all material respects. All applicable taxes of the Group which are (i) shown as due on such tax returns, if any, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid. There are no liens for any taxes upon the assets of the Group, other than applicable statutory liens for tonnage taxes not yet due and payable (if and to the extent applicable). To the knowledge of the Sellers, there are no proposed or threatened tax claims or assessments against the Group.

4.16 Books and Records. The books and records, financial and otherwise, of the Group are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

4.17 Financial Statements. The financial statements of the Group included in the Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. There are no off-balance sheet arrangements to which any member of the Group is a party. The Group has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

4.18 Undisclosed Liabilities. As of the date of this Agreement, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of any member of the Group, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities reflected or reserved against in the financial statements (or the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on May 15, 2025 (the “20-F”), except for Liabilities incurred in the ordinary course of business.

4.19 Absence of Material Adverse Effect. Since the date of the Company’s latest unaudited financial statements contained in the 20-F, there has been no effect which, individually or in the aggregate with any one or more other effects, would reasonably be expected to result in (i) a Material Adverse Effect on the business, assets, liabilities, results of operations or financial condition of the Group, or (ii) a Material Adverse Effect on the legality, validity or enforceability of this Agreement.

4.20 Full Disclosure. To the knowledge of the Sellers, after due and careful inquiry, no representation or warranty of the Sellers to Purchaser in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Sellers that has specific application to the Sold Assets or the Group that materially adversely

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affects or, as far as can be reasonably foreseen, materially and adversely threatens the Sold Assets or the Group that has not been set forth in this Agreement.

4.21 Affiliate Status. Each of the Sellers is an “affiliate,” as defined in Rule 144(a), promulgated under Section 4(a)(1) of the Securities Act.

4.22 Employees, Directors and Officers. No member of the Group has, and has never had, any employees, independent contractors or consultants, or any benefits plan, compensation plan or retirement plan. No Group member has, and the Sellers have not, entered into any employment, consultancy or independent contractor agreements with any individuals or entities, or any option agreements or warrants, grants or promises for the issuance of securities of any Group member, except in each case as otherwise set forth disclosed in the 20-F and included in Section 4.7.

4.23 Offering Exemption. The offer and sale of the Sold Assets in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 5, the sale of the Sold Assets hereunder will not contravene the rules and regulations of the Nasdaq or the Securities Act. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 5, the sale of the Sold Assets by the Sellers to the Purchaser is exempt from the prospectus requirements of applicable securities laws of the location of the Purchaser.

4.24 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Sellers to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Agreement. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4.24 that may be due in connection with the transactions contemplated by the Agreement.

4.25 Foreign Corrupt Practices. Neither the Sellers nor the Group, nor to the knowledge of the Seller, any agent or other Person acting on behalf of the Sellers or the Group, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by any Group member (or made by any Person acting on any of their behalf of which the Company is aware) which is in violation of Law or (iv) violated in any material respect any provision of Foreign Corrupt Practices Act of 1977, as amended.

4.26 Office of Foreign Assets Control. No Group member nor any Seller nor, to the Sellers’ knowledge, any director, officer, agent, employee or affiliate of the Company or any subsidiary thereof is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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4.27  Money Laundering. The operations of the Group are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Seller, threatened.

4.28 Corporate Records. The Company has made available to the Purchaser true, correct and complete copies of the articles of incorporation and bylaws or comparable organizational documents of the members of the Group. Documents that have been publicly filed with the SEC shall be deemed to have been made available. All stock transfer taxes levied or payable with respect to all transfers of shares of the members of the Group prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.29 Vessels. The Vessels are (i) in the registered ownership of the Vessel-Owning Subsidiaries as set forth in the Recitals; (ii) free of all Liens other than the Liens appearing in the ship registry of such Vessel (iii) fit for use by the Vessel-Owning Subsidiaries in the Vessel-Owning Subsidiaries’ business as presently conducted by them in all material respects having obtained the required certificates to do so, ordinary wear and tear excepted; (iv) as required for hull and machinery insurance warranty purposes and properly maintained; (v) insured against all risks, and in amounts, consistent with common industry practices; (vi) in compliance with any applicable maritime Laws; (vii) duly registered under the flag of the Marshall Islands; and (viii) in compliance in all material respects with the applicable requirements of its present class and classification society in accordance with the terms thereof; and (ix) all class certificates of each of the Vessels are valid and free of overdue recommendations affecting class.

4.30 Related Party Transactions.

(a) Except as disclosed in any Related Party sections of the 20-F of the Company including but not limited to Item 7.B. of said 20-F, neither the Sellers nor any of their respective Affiliates have borrowed any moneys from or has outstanding any indebtedness or other similar obligations to any Group member. Except as disclosed in any Related Party sections of the 20-F of the Company including but not limited to Item 7.B. of said 20-F, no Seller, any Affiliate of a Seller nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a participant in any transaction to which any member of the Group is a party or (ii) is a party to any contract or agreement or arrangement with any member of the Group.

(b) Each contract, agreement or arrangement between any member of the Group on the one hand, and the Sellers or any Affiliate of the Sellers, or any officer, director of the Sellers on the other hand, is on commercially reasonable terms no less favorable to the Group member than what any third party negotiating on an arms-length basis could expect.

4.31 Material Contracts. Other than filed with the 20-F and/or shipman management agreement with the Manager described in the 20-F for each Vessel (a substantially form of which

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was filed as an exhibit to the registration statement on Form 20-F filed with the SEC on February 26, 2025), there are no other Material Contracts to which a member of the Group is a party or by which it is or its assets are bound. “Material Contracts” means (i) contracts with any Seller or any current officer or director of any member of the Group; (ii) contracts with any labor union or association representing any employee of a member of the Group; (iii) contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) contracts for the sale of any of the assets of any member of the Group other than in the ordinary course of business, consistent with past practice, or for the grant to any Person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material contracts containing covenants of any member of the Group not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with any member of the Group in any line of business or in any geographical area; (vii) contracts relating to the acquisition by any member of the Group of any operating business or the capital stock of any other Person; (viii) contracts relating to the borrowing of money; or (ix) any other contracts, which involve the expenditure of more than $500,000 in the aggregate or require performance by any party more than one year from the date hereof (other than trade payables that are paid within 60 days of the date of invoice). There have been made available to the Purchaser, its affiliates and their representatives, true and complete copies of all of the Material Contracts. Documents that have been publicly filed with the SEC shall be deemed to have been made available. All of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the members of the Group party thereto, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No member of the Group is in default in any material respect under any Material Contracts, nor, to the knowledge of Sellers, is any other party to any Material Contract in default thereunder in any material respect.

4.32 Real Property. The Group owns no real property, has never owned real property and have no rights to acquire any real property.

5. Representations and Warranties of Purchaser. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

5.1 Authority. The Purchaser has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. Subject to execution and delivery by Sellers, this Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any Governmental Body or any other Person is required for the consummation by Purchaser of any of the transactions on its part contemplated under this Agreement.

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5.3  No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) the organizational documents of the Purchaser, (ii) any instrument, contract, agreement or Permit to which Purchaser is a party or by which it is bound; or (iii) any Laws applicable to the Purchaser.

5.4 Potential Loss of Investment. The Purchaser understands that an investment in the Sold Assets is a speculative investment that involves a high degree of risk and the potential loss of its entire investment, and can afford a complete loss of its investment.

5.5 Receipt of Information. The Purchaser has received all documents, records, books, and other information pertaining to the investment that the Purchaser has requested. Purchaser has reviewed the publicly available information regarding the Group that is located on sec.gov.

5.6 No Advertising. At no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, internet, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

5.7 Investment Experience. The Purchaser (either by itself or with its advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able to afford the entire loss of its investment in the Sold Assets, and (iii) an “accredited investor” as such term is defined by the Securities Act.

5.8 Investment Purposes. The Purchaser is acquiring the Sold Assets for its own account as principal, not as a nominee or agent, and no other Person has a direct or indirect beneficial interest in the amount of Sold Assets the Purchaser is acquiring herein, and has no present intention of selling the Sold Assets in contravention of the Securities Act.

5.9 Restrictive Legends. The Purchaser acknowledges that the Sold Assets were and will be issued pursuant to exemptions from registration under the Securities Act, and are also deemed to be “control securities”, and may contain legends stating that transfer of the Sold Assets is restricted pursuant to the Securities Act.

6. Covenants.

6.1 Release. In consideration for the Purchase Price, and as a material inducement of the Purchaser executing this Agreement, and by executing this Agreement, as of the Closing Date, each Seller on behalf of himself or herself and on behalf of his or her Affiliates and relatives (as applicable), knowingly, voluntarily and unconditionally releases, acquits, satisfies, forever discharges, and covenants not to sue any member of the Group, the Purchaser or any of its or their current and former officers, directors, employees, agents, attorneys, shareholders, beneficiaries, representatives, trustees, predecessors, successors, investors, partners, Affiliates, vendors, customers and insurers (and each of their respective heirs, successors and descendants) from or for any and all claims, contingent claims, counter-claims, third-party claims, causes of action, judgments, actions, demands, suits, debts, obligations, promises, losses, liabilities, promises, contracts, accounting rights, agreements, damages, punitive damages, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, direct or

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derivative, actual or potential, choate or inchoate, suspected or unsuspected, fixed or contingent, that each Seller has or may have, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of applicable Law, matter or cause whatsoever from the beginning of time to the Closing Date, regardless of fault; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement.

6.2 Government Consents.

(a) Each of the Purchaser and the Sellers shall use their utmost due diligence to (a) make or cause to be made all filings required of each of them or the Company with any Governmental Body with respect to the transactions contemplated hereby as promptly as practicable, (b) comply at the earliest practicable date with any request under the applicable Laws for additional information, documents, or other materials received by each of them from any Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Body with respect to any such filing or any such transaction. Each such party shall use, and shall cause the Company to use, commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such Party shall, and shall cause the Company to, promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No Party shall, and each Party shall ensure that the Company shall not, independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will, and will cause the Company to, consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings with any Governmental Body. The Sellers and the Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Sellers or the Purchaser, as the case may be). Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates, the Company nor the Sellers shall be required (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses or (iii) to waive any of the conditions set forth in Section 3 of this Agreement.

(b) Each of the Purchaser and the Sellers shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under applicable Laws. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any

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transaction contemplated by this Agreement as in violation of any applicable Law, the Purchaser and the Sellers shall cooperate and use reasonable best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all reasonably available avenues of administrative and judicial appeal, unless by mutual agreement the Purchaser and the Sellers decide that litigation is not in their respective best interests. Each of the Purchaser and the Sellers shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the applicable antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement, if applicable. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates, neither the Company nor the Sellers shall be required (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses or (iii) to waive any of the conditions set forth in Section 3 of this Agreement.

6.3 Other Actions. Each of the Sellers and the Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, including execution any additional documents, agreements, instruments and certificates, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement; provided, however, that no party shall be required to expend money (other than customary, filing, registration, recording or other fees, taxes or other amounts payable to any Governmental Body under applicable Law), commence or participate in any Legal Proceeding or offer or grant any accommodation (financial or otherwise) to any third party in connection with any action pursuant to this Section 6.3.

6.4 Updated Information. The Sellers will promptly notify the Purchaser of any fact, event, change, effect, occurrence or development arising after the date of this Agreement that would reasonably be expected to cause the conditions contained in Section 3 to not be satisfied, upon discovery thereof.

7. Indemnification.

7.1 Indemnification relating to Agreement. Each Seller and the Purchaser shall indemnify and hold harmless each other Party and such Party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns from and against any and all damages, losses, liabilities, claims, contingencies, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, or breach of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with, in any material respect, any such representation or warranty, and (b) any failure by such Party to perform or comply with any agreement, covenant or obligation in this Agreement.

7.2 Survival. All representations, warranties, covenants and agreements of the Parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

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8.  Miscellaneous.

8.1 Further Assurances. From time to time, whether at or following the Closing, each Party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if sent through an express delivery service, the day shown by such delivery service that the notice was delivered or, in the absence of such notice, four days after being so sent to the respective addresses of the Parties as indicated on the signature page hereto, and (c) if by email, on the day the email is sent (provided the sender receives no automatically generated notice of non-delivery). Any party may change the address or email address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.3 Choice of Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the Parties agrees to submit to the jurisdiction of the federal courts located in the Borough of Manhattan in New York City in any actions or proceedings arising out of or relating to this Agreement. Each of the Parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents, to the fullest extent permitted by applicable Law, to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such Party as set forth in Section 8.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

8.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the Parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the Parties which is not expressly embodied in this Agreement.

8.5 Assignment; Third Party Beneficiaries. Each Party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of Law or otherwise, without the other Party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such Party; provided, that the Purchaser may, without the consent of Party, assign all of its rights and obligations hereunder to an Affiliate of the Purchaser. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall

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create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided in this Agreement.

8.6 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto.

8.7 Waivers. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

8.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed electronically or by PDF.

8.9 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.10 Interpretation. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s). The Parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day. Any reference in this Agreement to $ shall mean U.S. dollars. The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. Any reference in this Agreement to gender shall include all genders, and words imparting the singular only shall include the plural and vice versa. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

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The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. References to any Law or form (including in the definition thereof) shall be deemed to include references to such Law or form as amended, modified, supplemented or replaced to or at the applicable time, and all references to any section of any Law include any successor to such section (and in the case of statutes, include any rules and regulations promulgated under such statute).

8.11 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the interpretation of the Agreement or the rights of the Parties.

8.12 Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall pay its own costs and expenses incurred in connection with this Agreement and such Party’s performance under this Agreement.

8.13 Specific Performance. The Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at Law. Therefore, the obligations of the Sellers under this Agreement, including, without limitation, the Sellers’ obligation to sell the Sold Assets to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, and the Sellers shall not argue that specific performance is inappropriate. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

8.14 Termination. For the avoidance of doubt if Closing has not occurred by the Closing Date or within three business days in New York after all conditions contained in Section 3 have occurred, then either Party shall have the right (but not the obligation) to terminate this Agreement by written notice to the other Party. Such termination shall be without prejudice to any claims arising hereunder.

8.15 Announcements. No public announcement related to this Agreement or the transactions contemplated herein will be issued without the joint approval of the Parties, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which any Party, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities are listed. If a Party, in its good faith judgment, believes such disclosure is required, Seller shall use its commercially reasonable efforts to consult with the other Parties, and to consider in good faith any revisions proposed by such other Parties, as applicable, prior to making (or prior to any Affiliate making) such disclosure; provided that a Party shall deemed to have consented to any such disclosure to the extent a Party has provided such other Party with a draft thereof and such receiving Party has not suggested any revisions within five business days of receipt of such draft; provided, further, that no Party shall be required to provide any notice to or obtain any approval from any Party with respect to a Schedule 13D or Schedule 13G filing (or any amendments thereto).

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[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SELLERS:

Containers Shareholders Trinity Ltd.

By: /s/ Aristeidis P. Pittas

Name: Aristeidis P. Pittas

Title: Director/President

Friends Investment Company Inc.

By: /s/ Aristeidis P. Pittas

Name: Aristeidis P. Pittas

Title: Director/President

Eurobulk Marine Holdings Inc.

By: /s/ Aristeidis J. Pittas

Name: Aristeidis J. Pittas

Title: Director/Vice-President

Family United Navigation Co.

By: /s/ Aristeidis P. Pittas

Name: Aristeidis P. Pittas

Title: Director/Secretary

PURCHASER:

Marla Investments Inc.

By: /s/ Christos Triantafillidis

Name: Christos Triantafillidis

Title: Treasurer

[Signature Page to Stock Purchase Agreement]

SCHEDULE A

Name of Seller	Number of Common Shares Being Sold
Containers Shareholders Trinity Ltd.	1,098,804
Friends Investment Company Inc.	64,626
Eurobulk Marine Holdings Inc.	211,267
Family United Navigation Co.	63,000

SCHEDULE B

Quarterly Contingent Payment Calculation

Example 1 (Off-hire days exceeding the Maximum agreed off-hire days during MEP):

•	Suppose the Vessel “M/V Aegean Express” secures a charter for the period November 3, 2025 to December 31, 2025 (i.e. 59 ownership days), with an average daily charter rate of $10,000.
•	Assume the total off-hire days during the MEP are 4 (i.e. 2.3 days over and above the agreed maximum off-hire days) and the average daily charter rate during these off-hire days, during the MEP, was $16,700.
•	The resulting payment is 51.04%x(10,000x(1-5%)-6,500)x59-(16,700x(1-5%)) x2.3)=51.04%x($177,000- $36,489.50)= $71,716.56.
•	This payment is payable by the Purchaser to the Sellers no later than February 28, 2026.

Example 2 (Losses during the continued employment period):

•	Suppose the Vessel “M/V Aegean Express” secures the following charters:

o	For the period November 3, 2025 to December 31, 2025 (i.e. 59 ownership days), with an average daily charter rate of $10,000.
o	For the period January 1, 2026 to March 31, 2026 (i.e. 90 ownership days), with an average daily charter rate of $9,500.
o	For the period April 1, 2026 to May 31, 2026 (i.e. 61 ownership days), with an average daily charter rate of $9,500.

•	Assume the off-hire days during the MEP were below the maximum agreed off-hire days.

•	Assume that the charter to March 31, 2026 has higher operating expenses than the budgeted, namely $9,100 per day, due to unexpected repair expenses.

•	The resulting operating income/(loss) for each period is:

o	To December 31, 2025: 51.04%x(10,000x(1-5%)-6,500)x59=$90,347.00, payable to the Sellers no later than February 28, 2026.
o	To March 31, 2026: 51.04%x(9,500x(1-5%)-9,100)x90=($3,445.40). Nothing is paid as during this quarter there is an operating loss.
o	To May 31, 2026: 51.04%x(9,500x(1-5%)-6,500)x61=$78,619.80.

•	Payment for the period to May 31, 2026: If the operating loss of the period to March 31, 2026 is not covered by insurance then, it reduces the payment due to the Sellers, which should be paid no later than August 29, 2026, by ($3,445.40) to $75,174.30.

SCHEDULE C

Quarterly Incremental Contingent Payment Calculation (Sale of a Vessel)

•	Example 1 (Sale of a Vessel during the Minimum Employment Period):

o	Suppose the sale of the Vessel “M/V Aegean Express”, intended for further trading, is consummated on the 30th of June 2025 at a price of $5.00m.

o	Assume the agreed Base Price for the minimum employment period is $3.97m.

o	From the Closing date (May 31st, 2025) until the date of sale (June 30th, 2025), there are 30 days. Therefore, the Operating Income during this period is calculated as: 30 x (16,700 x (1-5%) - 6,500) = $280,950

o	The resulting Contingent Payment from the sale of the vessel is:

51.04% x (5.00 – (3.97 – 0.28)) = 51.04% x $1.31m = $0.67m.

o	This payment is payable by the Purchaser to the Sellers no later than June 30th, 2025 (“….shall be payable to the Sellers as a Contingent Payment hereunder at the time of consummation of said sale”).

•	Example 2 (Sale of a Vessel after the Minimum Employment Period):

o	Suppose the sale of the Vessel “M/V Aegean Express”, intended for further trading, is consummated on the 31st of March 2026 at a price of $5.00m.

o	Furthermore, suppose the Vessel “M/V Aegean Express” secures the following charters, after the Minimum Employment Period:

▪	For the period 3rd November 2025 to 31st December 2025 (i.e. 59 ownership days), with an average daily charter rate of $10,000.

▪	For the period 1st January 2026 to 31st March 2026 (i.e. 90 ownership days), with an average daily charter rate of $9,500.
o	Assume the off-hire days during the MEP were below the maximum agreed off-hire days.

o	The resulting Operating Income to be shared for each post-MEP charter period is calculated as follows:

▪	To December 31st, 2025: 51.04% x (10,000 x (1-5%) - 6,500) x 59 = $90,347.0, payable to the Sellers no later than February 28th, 2026.

▪	To March 31st, 2026: 51.04% x (9,500 x (1-5%) - 6,500) x 90 = $115,996.4, payable to the Sellers no later than May 30th, 2026.

o	At the time of sale, the scrap price is assumed to be $400/lwt, resulting in a scrap value of: 5,875x400=$2.35m.

o	The resulting payment from the sale of the Vessel is

51.04% x (5.00 - 2.35) = 51.04% x $2.65m = $1.35m payable to the Sellers no later than March 31st, 2026.

o	The Contingent Payment is $1.35m+$0.090m+$0.12m=$1.56m

Project Friends: Example on SPA

Definitions and Assumptions: Daily Operating income/loss = (Daily TC rate x (1 – Commission %) – Daily Operating Expenses).

The number of shares sold at closing as a percentage of total shares issued and outstanding is 51.04%.

Continued Employment Operating Period and Rate: As per examples below

	M/V Joanna	M/V Aegean Express
Commission	2.5%	5.0%
Depreciation ($)	None	None
Minimum Employment Period (“MEP”)	2nd October 2026	2nd November 2025
Agreed Maximum off-hire days during MEP	5.4	1.7
Daily Operating Expenses ($)	7,000 (3.0% p.a. escalation beginning on the Closing Date)	6,500 (3.0% p.a. escalation beginning on the Closing Date)
LWT	7,676	5,875